EXHIBIT 97

AMENDED AND RESTATED

INDEPENDENT BANK CORPORATION ["the Company"]

CLAWBACK POLICY

Introduction

This Clawback Policy (the "Policy") is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"), as well as Nasdaq Listing Rule 5608 (the "Listing Standard") and Section 304 of the Sarbanes-Oxley Act of 2002, and provides for the recoupment of certain compensation from Executive Officers in the event of a Restatement (as defined herein) or Improper Conduct (as defined herein).

Recoupment

(a)Mandatory Recoupment. If the Company is required to prepare a Restatement, the Company shall promptly recoup the amount of any Erroneous Award Compensation received by any Executive Officer during the Applicable Period.

(b)Discretionary Recoupment. If any person who is or was an Executive Officer has engaged in Improper Conduct that either has resulted in, or could reasonably be expected to result in, an Adverse Effect, then the Board shall recover all or any portion of the Recoverable Incentive paid to any such Executive Officer during the Applicable Period.

(c)Discretionary Recoupment; Further Actions. In addition, the Board may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Improper Conduct so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

Definitions

For purposes of this Policy, the following terms shall have the following meanings:
•"Adverse Effect" means any significant adverse impact on the reputation of, or a significant adverse economic consequence for, the Company or any of its subsidiaries.
•"Applicable Period" means (i) in the case of any Restatement, the three-year period preceding the date on which the Company is required to prepare the Restatement and (ii) in the case of any Improper Conduct, the three-year period preceding the date of the Improper Conduct, as determined by the

Board. The date on which the Company is required to prepare a Restatement is the earlier to occur of (1) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (2) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement, in each case regardless of if or when the restated financial statements are filed.
•"Board" means the Board of Directors, the Compensation Committee of the Board of Directors or such other committee of the Board of Directors that, at the relevant time, has authority for making determinations as to the compensation of Executive Officers.
•"Erroneously Awarded Compensation" means the amount of Performance- Based Compensation received by the Executive Officer that exceeds the amount of Performance-Based Compensation that would have been received by the Executive Officer had it been determined based upon the restated amounts. In addition, Erroneously Awarded Compensation shall be determined by the Board without regard to any taxes paid by the Executive Officer with respect to any Erroneously Awarded Compensation.
•"Exchange Act" means the Securities Exchange Act of 1934, as amended.
•"Executive Officer" means any person who is or was during the Applicable Period an executive officer of the Company, as determined pursuant to Rule 3b-7 promulgated under the Exchange Act (or any successor rule).
•"Improper Conduct" means an Executive Officer's willful misconduct (including, but not limited to, fraud, bribery or other illegal acts) or gross negligence, which, in either case, includes any failure to report properly, or to take appropriate remedial action with respect to, such misconduct or gross negligence by another person.
•"Incentive Compensation" means any compensation granted, earned or vested under the Company's Annual Incentive Compensation Plan or Long Term Incentive Plan or any successor plan, respectively, or any other Company plan or program that provides for the grant or payment of incentive- based compensation.
•"Performance-Based Compensation" means any Incentive Compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
•"Recoverable Incentive" means the amount of any Incentive Compensation paid to or in respect of an Executive Officer during the Applicable Period that, in the case of any Improper Conduct, the Board determines, in its sole discretion, to be appropriate in light of the scope and nature of the Improper Conduct. The amount of any Recoverable Incentive shall not be reduced by any taxes paid on such compensation by an Executive Officer.
•"Restatement" means an accounting restatement of the Company's financial statements due to the Company's material noncompliance with any financial

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reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•"SEC" means the Securities and Exchange Commission.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping any Recoverable Incentive or Erroneously Awarded Compensation, which may include, without limitation:

(a)requiring reimbursement of cash Incentive Compensation previously paid;

(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards under the Company's Long Term Incentive Plan;

(c)offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer;

(d)cancelling outstanding vested or unvested equity awards; and/or

(e)taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification

The Company shall not indemnify any Executive Officer against the loss of any incorrectly awarded Incentive Compensation or Erroneously Awarded Compensation.
Disclosure

The Company shall disclose to its shareholders not later than the filing of the next following proxy statement the actions taken or the decision not to take action with regard to recovery or non-recovery, as the case may be, of Recoverable Incentive or Erroneously Awarded Compensation (including reporting the aggregate amounts recovered) related to any Restatement or to any Improper Conduct, so long as such event has been previously disclosed in the Company's filings with the SEC.

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Effective Date

This Amended and Restated Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive Compensation or Performance-Based Compensation that is approved, awarded or granted to Executive Officers on, after or prior to that date.
Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Administration; Interpretation

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the Listing Standard.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the rules and regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and the Listing Standard.
Impracticability

The Board shall recover any Erroneously Awarded Compensation or Recoverable Incentive in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the Listing Standard.
Successors

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This Policy shall be binding and enforceable against all Executive Officers and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

10244006_3

APPROVED 9-21-23

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